Exhibit 99.1

December 19, 2005

To all Benchmark Electronics Shareholders:

As you may be aware, in recent public statements a Benchmark shareholder, MMI Investments LP, has stated its position with respect to the ongoing performance and strategy of our company.  Benchmark’s directors and officers value our shareholders and their input.  Indeed, our chief executive and financial officers meet with our investors frequently to hear their suggestions and ideas about the marketplace and the future of Benchmark.

With respect to our performance, we are pleased to note that we have industry leading metrics, albeit in an industry that has faced its share of challenges in the marketplace since the technology market downturn.  We, as have many others during this period, have significantly expanded our low cost footprint.  In fact, we have grown our low cost footprint by 34% since 2003 and are continuing to seek opportunities to further increase that figure.  Benchmark’s stock has provided the highest annualized return for the US EMS industry, 12% over the past 5 years.  During this period, our stock has outperformed both the S&P 500 and an index consisting of the other six largest US EMS players, which have had returns of -1% and -20%, respectively, and has outperformed every individual one of these competitors as well.  In fact, whether one looks at a 1, 2, 3, 4, or 5-year horizon we have outperformed the index of our EMS peers.  Our operating performance for the most recent quarter measured in terms of gross margin, operating profit margin and return on invested capital of 7.2%, 4.4% and 12.7%, respectively, is among the highest in the industry and is superior to the average of our EMS peers of 6.6%, 1.9% and 6.9%, respectively.  We are proud that we continue to maintain the highest operating margin in our industry.

MMI has also restated its view, first enunciated publicly in a March 30, 2005 letter to the Board and again on several occasions in conversations with our executive officers, that the Board should declare an $8 per share special dividend as a “sound means to improve stockholder value.”  As we noted in our publicly available April 19 response to MMI, the Board unanimously concluded at a regularly scheduled meeting earlier in the year not to implement a special dividend at that time.  That conclusion was reached after a full review and discussion of Benchmark’s financial condition, including a number of alternatives with respect to our then current cash position.  That review was conducted in conjunction with detailed presentations made by outside financial advisors.

As we further said in our response, the Board would continue to evaluate, with assistance from our independent financial advisors, its options for the use of cash in light of ever-changing circumstances.  As many of you who follow our industry closely may be aware, the electronics manufacturing sector has been experiencing significant consolidation.  In light of this as well as other factors, the Board and management continue to believe that continued capital investments or the consummation of an accretive, strategic acquisition provides the optimal opportunity for the enhancement of long term value for all of Benchmark’s shareholders.  With that in mind, the Board has unanimously agreed to support management’s ongoing efforts to identify investment opportunities that would enable us to deliver maximum value to our shareholders.

The Board recognizes the need to reevaluate the use of its cash periodically and will do so to create both short term and long term value for our shareholders.  Such alternatives may include a stock buyback program, although the Board has not reached a conclusion with respect to this alternative.

The Board continues to be grateful for the strong indications of support it has received from many of Benchmark’s major shareholders, and it continues to welcome suggestions from all shareholders of Benchmark.

Sincerely,

/s/ Donald E. Nigbor
Donald E. Nigbor
Chairman of the Board

/s/ Cary T. Fu
Cary T. Fu
President and Chief Executive Officer